Exhibit 99.1

Walgreens and Prime Therapeutics Agree to Form Strategic Alliance; Includes Retail Pharmacy Network Agreement and Combines Companies’ Central Specialty Pharmacy and Mail Service Businesses

Innovative model aligns pharmacy, PBM and health plans to help lower costs and improve outcomes for patients and payers

Deerfield, Ill. and St. Paul, Minn. – Aug. 29, 2016 – Walgreens and Prime Therapeutics (Prime), a pharmacy benefit manager (PBM), today announced a long-term strategic alliance that includes a new retail pharmacy network agreement and the combination of the companies’ central specialty pharmacy and mail service businesses.

The alliance between Walgreens, one of the nation’s largest drugstore chains, and Prime, the nation’s fourth largest PBM owned by 14 leading Blue Cross and Blue Shield health plans, introduces a new model that aligns pharmacy, PBM and health plans to coordinate patient care, improve health outcomes and deliver cost of care opportunities.

The retail pharmacy network agreement will give Prime’s health plan and employer clients access to the preferred Walgreens pharmacy network. Prime’s 22 million members may also benefit from personalized pharmacy services and cost saving opportunities when filling their prescriptions at Walgreens.

The combined central specialty and mail services company, owned by Prime and Walgreens, is expected to provide operating and purchasing efficiencies on par with industry leaders.

“The prescription drug needs of consumers are often changing, and this unique collaboration will help us deliver value, care and service to our patients and the communities we serve,” said Alex Gourlay, co-chief operating officer, Walgreens Boots Alliance, Inc. “Walgreens has a long history of working with our business partners to create new solutions to help improve access and patient care, and we look forward to providing a differentiated and patient-led pharmacy experience to more Prime members.”

The alliance also brings together Walgreens national pharmacy network and operating efficiencies with the pharmacy benefit management expertise of Prime. Payers will be able to leverage integrated medical and pharmacy data for better cost control and health outcomes management, while Prime, Walgreens and the combined specialty and mail service company will work together to utilize Walgreens omni-channel services and resources to help improve medication adherence and health outcomes for patients.

“With costs rising at unsustainable rates, we must take strong and decisive action to make health care more affordable,” said Jim DuCharme, CEO and president of Prime. “We’re trying to apply the brakes to this run-away freight train of rising drug costs by aligning the cost control expertise of the trusted Blue + Prime model with Walgreens supply chain capabilities and sending a message that we are on board with finding a solution to this issue. We believe that the care, value and commitment that we will deliver together will create benefits to our Blue Plan clients and members.”

Prime will continue to support client-specific network choices for health plans; however Walgreens will be the core participant in Prime’s national preferred pharmacy network, beginning Jan. 1, 2017.

The combined central specialty and mail services company will be governed by a separate board of directors and executive team, which will be selected by Walgreens and Prime. Leadership decisions for the company will be announced later this year.

The combined company will be consolidated by Walgreens Boots Alliance, Inc., the parent company of Walgreens, in its financial statements. The transaction, which is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions, is expected to close in the first half of calendar 2017.

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About Walgreens

Walgreens (www.walgreens.com), one of the nation’s largest drugstore chains, is included in the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. (NASDAQ: WBA), the first global pharmacy-led, health and wellbeing enterprise. More than 8 million customers interact with Walgreens each day in communities across America, using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. Walgreens operates 8,173 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Walgreens omni-channel business includes Walgreens.com and VisionDirect.com. More than 400 Walgreens stores offer Healthcare Clinic or other provider retail clinic services.

About Prime

Prime Therapeutics LLC (Prime) helps people get the medicine they need to feel better and live well. Prime manages pharmacy benefits for health plans, employers, and government programs including Medicare and Medicaid. The company processes claims and delivers medicine to members, offering clinical services for people with complex medical conditions. Headquartered in St. Paul, Minnesota, Prime serves more than 22 million people. It is collectively owned by 14 Blue Cross and Blue Shield Plans, subsidiaries or affiliates of those plans. Prime has been recognized as one of the fastest-growing private companies in the nation. For more information, visit www.primetherapeutics.com or follow @Prime_PBM on Twitter.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those related to the related to the ability to realize the anticipated benefits of the strategic alliance, the ability to realize anticipated operating and purchasing efficiencies and achieve anticipated financial and operating results in the amounts and at the times anticipated, and satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all, as well as those described in Item 1A (Risk Factors) of Walgreens Boots Alliance, Inc.’s Form 10-K for the fiscal year ending 31 August 2015 and Form 10-Q for the fiscal quarter ended 31 May 2016, which are incorporated herein by reference, and in other documents that Walgreens Boots Alliance, Inc. files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, each of Walgreens Boots Alliance, Inc., Walgreens and Prime do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Media Contacts

Arlys Stadum, Prime Therapeutics

astadum@primetherapeutics.com | 612.777.5930

Jim Cohn, Walgreens

jim.cohn@walgreens.com | 847-315-2950

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